                                  ARQULE, INC.

                                                                    EXHIBIT 11.1

                                  ArQule, Inc.
            Statement Re Computation of Unaudited Net Loss Per Share
                      (In thousands, except per share data)

                                                  Three Months Ended June 30,         Six Months Ended June 30,
                                                            (Unaudited)                     (Unaudited)
                                                   --------------------------         -------------------------
                                                     2000              1999              2000          1999
                                                   -------            -------          -------        -------
Net income / (loss)                                $   609            $(3,594)         $  (733)        (7,560)
                                                   =======            =======          =======        =======
Weighted average shares outstanding:
   Common Stock                                     13,520             12,560           13,362         12,438

Weighted average common shares outstanding          13,520             12,560           13,362         12,438
                                                   =======            =======          =======        =======
   Basic net income / (loss) per share             $  0.05            $ (0.29)         $ (0.05)       $ (0.61)
                                                   =======            =======          =======        =======



                                                  Three Months Ended June 30,        Six Months Ended June 30,
                                                            (Unaudited)                      (Unaudited)
                                                   ---------------------------        -------------------------
                                                    2000                1999             2000           1999
                                                   -------            --------         --------       --------
Net income / (loss)                                $   609            $(3,594)         $  (733)       $ (7,560)
                                                   =======            =======          =======        ========
Weighted average shares outstanding:
   Common Stock                                     13,520             12,560           13,362          12,438
   Stock option common stock equivalents               878                 --               --              --
                                                   -------            -------          -------        --------
Weighted average common shares and equivalents
  outstanding                                       14,398             12,560           13,362          12,438
                                                   =======            =======          =======        ========
   Diluted net income / (loss) per share           $  0.04            $ (0.29)         $ (0.05)       $  (0.61)
                                                   =======            =======          =======        ========

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